Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-266130), as amended, of our report dated November 15, 2024 with respect to the consolidated balance sheets of Pop Culture Group Co., Ltd, its subsidiaries, and its variable interest entity as of June 30, 2024, and the related consolidated statements of operation and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the fiscal year ended June 30, 2024, and the related notes included in the Annual Report on Form 20-F for the fiscal year ended June 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 15, 2024	Certified Public Accountants
PCAOB ID: 1171